As filed with the Securities and Exchange Commission on November 19, 2004.

File No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GLOBAL PAYMENTS INC.

(Exact Name of Issuer as Specified in its Charter)

Georgia	58-2567903
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

10 Glenlake Parkway, North Tower

Atlanta, Georgia 30328-3495

Telephone: (770) 829-8238

(Address, including zip code, and telephone number of Principal Executive Offices)

Global Payments Inc. Amended and Restated 2005 Incentive Plan

(Full Title of the Plan)

SUELLYN P. TORNAY

Executive Vice President and General Counsel

Global Payments Inc.

10 Glenlake Parkway, North Tower

Atlanta, Georgia 30328-3495

(770) 829-8250

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to: LAURA G. THATCHER Alston & Bird LLP One Atlantic Center 1201 West Peachtree Street, NW Atlanta, Georgia 30309-3424 Telephone: (404) 881-7546 Facsimile: (404) 253-8873

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, no par value	4,000,000(1)	$56.54(2)	$226,160,000(2)	$28,654.47

(1)	Includes an aggregate of 4,000,000 shares to be issued pursuant to the grant or exercise of awards under the Global Payments Inc. Amended and Restated 2005 Incentive Plan (the “Plan”), including additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of such plan.
(2)	Determined in accordance with Rule 457(h), the registration fee calculation is based on the average of the high and low prices of the Global Payments Inc. (the “Company”) Common Stock reported on the New York Stock Exchange on November 17, 2004.

PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

(a) The documents constituting Part I of this Registration Statement will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

(b) Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to Suellyn P. Tornay at the address and telephone number on the cover of this Registration Statement.

PART II. INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated herein by reference and are deemed to be a part hereof from the date of the filing of such documents:

(1) The Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2004;

(2) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since May 31, 2004;

(3) The description of Common Stock and rights to purchase shares of common stock or Series A Junior Participating Preferred Stock as contained in the Company’s amended Registration Statement on Form 10 filed with the SEC on December 28, 2000 and any amendments or reports filed for the purpose of updating such description;

(4) All other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities. Not applicable.

Item 5. Interests of Named Experts and Counsel. Not applicable.

Item 6. Indemnification of Directors and Officers.

The Company’s Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) eliminate the personal liability of its directors to the Company or its shareholders for monetary damages for any action taken, or any failure to take any action, as a director to the extent permitted under the Georgia Business Corporation Code (the “Georgia Code”). The Company’s directors remain liable for (i) any appropriation, in violation of the director’s duties, of any business opportunity, (ii) acts or omissions that involve intentional misconduct or a knowing violation of law, (iii) unlawful corporate distributions as set forth in Section 14-2-832 of the Georgia Code, and (iv) any transactions from which the director derived an improper personal benefit. If the Georgia Code is amended to authorize corporate action further eliminating or limiting the personal liability of directors, the liability of the Company’s directors shall be eliminated or limited to the fullest extent permitted by the Georgia Code, as amended, without further corporate action.

The Company’s Fourth Amended and Restated By-laws (the “By-laws”) require it to indemnify any director or officer who was or is a party or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (including any action or suit by or in the right of the Company) because the person is or was a director or officer of the Company against liability incurred in such proceeding. The Company is not, however, required to indemnify officers and directors for liability incurred in a proceeding in which the director or officer is adjudged liable to the Company or is subjected to injunctive relief in its favor for (i) any appropriation, in violation of the director’s or officer’s duties, of any business opportunity of the Company, (ii) any acts or omissions which involve intentional misconduct or a knowing violation of law, (iii) any types of liability with respect to distributions as set forth in Section 14-2-832 of the Georgia Code, or (iv) any transaction from which such officer or director received an improper personal benefit. In addition, the Company’s By-laws provide that it (i) must advance funds to pay or reimburse the reasonable expenses incurred by a director or officer who is a party to a proceeding because that person is a director or officer if other conditions are satisfied, and (ii) may indemnify and advance expenses to any employee or agent who is not a director or officer to the same extent and subject to the same condition that the Company could, without shareholder approval under the Georgia Code, indemnify and advance expenses to a director.

Item 7. Exemption from Registration Claimed. Not applicable.

Item 8. Exhibits.

See Exhibit Index, which is incorporated here by reference.

Item 9. Undertakings.

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement.

Provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) above do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to Item 6 of this Part II, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(signatures on following page)

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 19th day of November, 2004.

GLOBAL PAYMENTS INC.

By:	/s/ Paul R. Garcia
Paul R. Garcia
Chairman of the Board, President and Chief Executive Officer

POWER OF ATTORNEY

KNOW BY ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Paul R. Garcia and Suellyn P. Tornay, and each or any one of them, as true and lawful attorneys-in-fact and agents, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE
/s/ Paul R. Garcia Paul R. Garcia	President, Chief Executive Officer and Director (Principal Executive Officer)	November 19, 2004

/s/ James G. Kelly James G. Kelly	Senior Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	November 19, 2004

/s/ William I Jacobs William I Jacobs	Lead Director	November 19, 2004

/s/ Charles G. Betty Charles G. Betty	Director	November 19, 2004

/s/ Edwin H. Burba, Jr. Edwin H. Burba, Jr.	Director	November 19, 2004

/s/ Alex W. Hart Alex W. Hart	Director	November 19, 2004

/s/ Raymond L. Killian Raymond L. Killian	Director	November 19, 2004

/s/ Alan M. Silberstein Alan M. Silberstein	Director	November 19, 2004

/s/ Michael W. Trapp Michael W. Trapp	Director	November 19, 2004

/s/ Gerald J. Wilkins Gerald J. Wilkins	Director	November 19, 2004

EXHIBIT INDEX

TO

FORM S-8

4.1	Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed by the Company on February 15, 2001)

4.2	Fourth Amended and Restated By-laws of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended August 31, 2003)

4.3	Shareholder Protection Rights Agreement dated January 26, 2001 between the Company and SunTrust Bank (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed by the Company on February 1, 2001)

5	Opinion of Alston & Bird LLP

23.1	Consent of Alston & Bird LLP (included in Exhibit 5)

23.2	Consent of Deloitte & Touche LLP

24	Power of Attorney (included as part of signature page)

99.1	Global Payments Inc. Amended and Restated 2005 Incentive Plan

99.2	Form of Global Payments Inc. Non-Statutory Stock Option Award Certificate

99.3	Form of Global Payments Inc. Restricted Stock Award Certificate